Exhibit 99.1
CSI MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Catalytic Solutions, Inc.’s (“CSI”) financial condition and results of operations should be read in conjunction with CSI’s annual consolidated financial statements and related notes included in Clean Diesel Technologies, Inc.’s (“Clean Diesel”) Registration Statement on Form S-4/A filed with the Securities and Exchange Commission (“SEC”) on September 23, 2010 (the “Registration Statement”) and with CSI’s interim condensed consolidated financial statements and related notes appearing elsewhere in this current report on Form 8-K. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties, see “Cautionary Statement Concerning Forward-Looking Statements” in the Registration Statement. CSI’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, as a result of many important factors, including those set forth in the section titled, “Risk Factors” in the Registration Statement.
Overview
CSI is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. CSI’s emissions control systems and products are designed to deliver high value to its customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency.
Heavy Duty Diesel Systems Division: Through its Heavy Duty Diesel Systems division, CSI designs and manufactures verified exhaust emissions control solutions. CSI’s Heavy Duty Diesel Systems division offers a full range of products for the original equipment manufacturer, or OEM, occupational health driven and verified retrofit markets that reduce exhaust emissions created by on-road, off-road and stationary diesel and alternative fuel engines including propane and natural gas. Revenues from CSI’s Heavy Duty Diesel Systems division accounted for approximately 51% of its total consolidated revenues for the year ended December 31, 2009 and 63% of its total consolidated revenues for the nine months ended September 30, 2010.
Catalyst Division: Through its Catalyst division, CSI produces catalyst formulations for gasoline, diesel and natural gas induced emissions that are offered for multiple markets and a wide range of applications. A family of unique high-performance catalysts has been developed — with base-metals or low platinum group metal and zero-platinum group metal content — to provide increased catalytic function and value for technology-driven automotive industry customers. CSI’s technical and manufacturing competence in the light duty vehicle market is aimed at meeting auto makers’ most stringent requirements, and CSI has supplied over nine million parts to light duty vehicle customers since 1996. In addition to auto makers, CSI also provides catalyst formulations for its Heavy Duty Diesel Systems division. Revenues from CSI’s Catalyst division accounted for approximately 49% of its total consolidated revenues for the year ended December 31, 2009 and 37% of its total consolidated revenues for the nine months ended September 30, 2010.
Sources of Revenues and Expenses
Revenues
CSI generates revenues primarily from the sale of its emission control systems and products. CSI generally recognize revenues from the sale of its emission control systems and products upon shipment of these products to its customers. However, for certain customers, where risk of loss transfers at the destination (typically the customer’s warehouse), revenue is recognized when the products are delivered to the destination (which is generally within five days of the shipment).

Cost of revenues
CSI’s cost of revenues consists primarily of its direct costs for the manufacture of its emission control systems and products, including cost of raw materials, costs of leasing and operating manufacturing facilities and wages paid to personnel involved in production, manufacturing quality control, testing and supply chain management. In addition, cost of revenues include normal scrap and shrinkage associated with the manufacturing process and a expense from write down of obsolete and slow moving inventory. CSI includes the direct material costs and factory labor as well as factory overhead expense in the cost of revenue. Indirect factory expense includes the costs of freight (inbound and outbound for direct material and finished goods), purchasing and receiving, inspection, testing, warehousing, utilities and deprecation of facilities and equipment utilized in the production and distribution of products.
Sales and marketing expenses
CSI’s sales and marketing expenses consist primarily of compensation paid to sales and marketing personnel, and marketing expenses. Costs related to sales and marketing are expensed as they are incurred. These expenses include the salary and benefits for the sales and marketing staff as well as travel, samples provided at no-cost to customers and marketing materials.
Research and development expenses
CSI’s research and development expenses consist of costs associated with research related to new product development and product enhancement expenditures. Research and development costs also include costs associated with getting its heavy duty diesel systems verified and approved for sale by the United States Environmental Protection Agency (EPA), the California Air Resources Board (CARB) and other regulatory authorities. These expenses include the salary and benefits for the research and development staff as well as travel, research materials, testing and legal expense related to patenting intellectual property. Also included is any depreciation related to assets utilized in the development of new products.
General and administrative expenses
CSI’s general and administrative expenses consist primarily of compensation paid to administrative personnel, legal and professional fees, corporate expenses and regulatory, bad debt and other administrative expenses. These expenses include the salary and benefits for the administrative staff as well as travel, legal, accounting and tax consulting. Also included is any depreciation related to assets utilized in the general and administrative functions.
Recapitalization expenses
CSI’s recapitalization expense consists primarily of the expense for legal, accounting and other advisory professional services as a result of CSI’s efforts in 2009 and 2010 to explore strategic opportunities resulting in the Merger with Clean Diesel.
Total other income (expense)
CSI’s total other income (expense) primarily reflects interest expense and changes in the fair value of certain of its financial instrument liabilities related to the secured convertible notes, but also includes interest income as well as CSI’s share of income and losses from its Asian joint venture and income or losses from sale of fixed assets.

Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While CSI bases its estimates and judgments on its experience and on various other factors that it believes to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. CSI believes the following critical accounting policies used in the preparation of its financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to CSI’s Annual Consolidated Financial Statements appearing in the Registration Statement and Note 1 to CSI’s Interim Condensed Consolidated Financial Statements appearing elsewhere in this current report on Form 8-K.
Revenue Recognition
CSI generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the related receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Where installation services, if provided, are essential to the functionality of the equipment, CSI defers the portion of revenue for the sale attributable to installation until it has completed the installation. When terms of sale include subjective customer acceptance criteria, CSI defers revenue until the acceptance criteria are met. Concurrent with the shipment of the product, CSI accrues estimated product return reserves and warranty expenses. Critical judgments include the determination of whether or not customer acceptance criteria are perfunctory or inconsequential. The determination of whether or not the customer acceptance terms are perfunctory or inconsequential impacts the amount and timing of the revenue that CSI recognizes. Critical judgments also include estimates of warranty reserves, which are established based on historical experience and knowledge of the product.
Allowance for Doubtful Accounts
The allowance for doubtful accounts involves estimates based on management’s judgment, review of individual receivables and analysis of historical bad debts. CSI monitors collections and payments from its customers and maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. CSI also assesses current economic trends that might impact the level of credit losses in the future. If the financial condition of CSI’s customers were to deteriorate, resulting in difficulties in their ability to make payments as they become due, additional allowances could be required, which would have a negative effect on CSI’s earnings and working capital.
Inventory Valuation
Inventory is stated at the lower of cost or market. Cost is determined on the first-in, first-out method. CSI writes down inventory for slow-moving and obsolete inventory based on assessments of future demands, market conditions and customers who are expected to reduce purchasing requirements as a result of experiencing financial difficulties. Such assessments require the exercise of significant judgment by management. If these factors were to become less favorable than those projected, additional inventory write-downs could be required, which would have a negative effect on CSI’s earnings and working capital.

Accounting for Income Taxes
CSI’s income tax expense is dependent on the profitability of its various international subsidiaries including those in Canada and Sweden. These subsidiaries are subject to income taxation based on local tax laws in these countries. CSI’s United States operations have continually incurred losses since inception. CSI’s annual tax expense is based on its income, statutory tax rates and available tax planning opportunities in the various jurisdictions in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining CSI’s tax expense and in evaluating its tax positions including evaluating uncertainties. CSI reviews its tax positions quarterly and adjusts the balances as new information becomes available. If these factors were to become less favorable than those projected, or if there are changes in the tax laws in the jurisdictions in which CSI operates, there could be an increase in tax expense and a resulting decrease in CSI’s earnings and working capital.
Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carry-forwards. CSI evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely on estimates. To provide insight, CSI uses its historical experience and its short and long-range business forecasts. CSI believes it is more likely than not that a portion of the deferred income tax assets may expire unused and have established a valuation allowance against them. Although realization is not assured for the remaining deferred income tax assets, primarily related to foreign tax jurisdictions, CSI believes it is more likely than not that the deferred tax assets will be fully recoverable within the applicable statutory expiration periods. However, deferred tax assets could be reduced in the near term if CSI’s estimates of taxable income in certain jurisdictions are significantly reduced or available tax planning strategies are no longer viable.
Business Combinations
Under the purchase method of accounting, CSI allocates the purchase price of acquired companies to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. CSI records the excess of purchase price over the aggregate fair values as goodwill. CSI engages third-party appraisal firms to assist it in determining the fair values of assets acquired and liabilities assumed. These valuations require CSI to make significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing purchased technology, customer lists and other identifiable intangible assets include future cash flows that CSI expects to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, CSI could experience impairment charges. In addition, CSI has estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If CSI’s estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed.
Goodwill
CSI tests goodwill for impairment at the reporting unit level at least annually using a two-step process, and more frequently upon the occurrence of certain triggering events. Only CSI’s Heavy Duty Diesel Systems reporting unit has goodwill subject to impairment review, which totaled $4.2 million at December 31, 2009 and $4.3 million at September 30, 2010. Goodwill impairment testing requires CSI to estimate the fair value of its reporting unit. The estimate of fair value is based on internally developed assumptions approximating those that a market participant would use in valuing the reporting unit. CSI derived the estimated fair value of the Heavy Duty Diesel Systems reporting unit at December 31, 2009 primarily from a discounted cash flow model. Significant assumptions used in deriving the fair value of the reporting unit included: annual revenue growth over the next eight years ranging from 10.5% to 15.7%, long-term revenue growth of 3% and a discount rate of 25.3%. CSI deemed that estimating cash flows discretely for ten years was the most appropriate for its Heavy Duty Diesel Systems reporting unit, as this unit’s business growth is driven by changes in the regulation of diesel emissions. Regulations are planned to be increased in various countries over the next 10 years. These new emission regulations are a driver of business growth for the Heavy Duty Diesel Systems business. In order to take into account the business implications of such regulations, CSI estimated revenues and cash flows to meet the demands of this marketplace for a 10 year time period. The discount rate of 25.3% was developed based on a weighted cost of capital (WACC) analysis. Within the WACC analysis, the cost of equity assumption was developed using the Capital Asset Pricing Model (CAPM). The inputs in both the CAPM and the cost of debt assumption utilized in the WACC were developed for CSI’s Heavy Duty Diesel Systems reporting unit using data from comparable companies. While the revenue growth rates used are consistent with CSI’s historical growth patterns and consider future growth potential identified by management, there is no assurance such growth will be achieved. In addition, CSI considered the overall fair value of its reporting units as compared to the fair value of CSI. Because the estimated fair value of the reporting unit exceeded its carrying value by 6%, CSI determined that no goodwill impairment existed as of December 31, 2009; however, it is reasonably possible that future results may differ from the estimates made during 2009 and future impairment tests may result in a different conclusion for the goodwill of the Heavy Duty Diesel Systems reporting unit. In addition, the use of different estimates or assumptions by management could lead to different results. CSI’s estimate of fair value of the reporting unit is sensitive to certain factors, including but not limited to the following: movements in CSI’s share price, changes in discount rates and CSI’s cost of capital, growth of the reporting unit’s revenue, cost structure of the reporting unit, successful completion of research and development, capital expenditures, customer acceptance of new products, competition, general economic conditions and approval of the reporting unit’s product by regulatory agencies. CSI evaluated the reporting unit to assess if a triggering event occurred subsequent to December 31, 2009 through September 30, 2010 necessitating a detailed analysis (the first step in the two-step process) and concluded that no such triggering event had occurred in the HDD systems reporting unit.
Impairment of Long-Lived Assets Other Than Goodwill
CSI evaluates long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. If an impairment does exist, CSI measures the impairment loss and records it based on discounted estimated future cash flows. In estimating future cash flows, CSI groups assets at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Considerable judgment is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. CSI’s most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows. These estimates and judgments are based upon, among other things, certain assumptions about expected future operating performance and growth rates and other factors actual results of which may vary significantly. In light of such analysis, in 2008, CSI recorded a $4.9 million impairment charge and CSI wrote down the assets of its Catalyst division to fair value. This analysis was triggered by a combination of the following factors: historic losses in the Catalyst division, the overall downturn in the automotive sector and the expectation of a slow recovery in the automotive sector. CSI utilized a discounted cash flow model to estimate the fair value of the long-lived assets. The following two scenarios were given equal weighting in determining the future cash flows for purposes of both the recoverability test and fair value: (a) the Catalyst division achieves revenue growth of (2)%-50% per year over the next 5 years and (b) the Catalyst division continues to experience cash flow losses and does not achieve profitability. The cash flows were discounted using a 1.6% risk free interest rate. This analysis indicated that the assets of the Catalyst division were impaired and, accordingly, CSI wrote down the assets by $4.9 million, from $5.8 million to $0.9 million, which represented their estimated fair value as of December 31, 2008. In 2009 and again through September 30, 2010, CSI considered whether any events or changes in circumstance indicated that the carrying amount of its Catalyst division’s long-lived assets, totaling $703,000, may not be recoverable. With the recent disruption of sales announced (further discussed in the “Results of Operations” section below), CSI conducted a recoverability test on the fixed assets of the Catalyst division as of June 30, 2010 and concluded that the expected undiscounted cash flows associated with the assets substantially exceed their carrying value. CSI’s analysis utilized two different scenarios over a five year period with a probability weighting. One scenario assumed no additional program wins while the other scenario was based on a set of assumed program wins, resulting of revenue growth ranging from zero to 35% over the next 5 years. Each scenario also included a terminal value based upon an estimated value of intellectual property that could be sold off. No events occurred during the quarter ended September 30, 2010 that significantly altered the assumptions made at June 30, 2010 and would necessitate further analysis. For the remaining long-lived assets of CSI, all of which are included in the Heavy Duty Diesel Systems reporting unit, CSI concluded the expected undiscounted cash flows associated with these assets substantially exceed their carrying value. In the event that actual results differ from CSI’s forecasts or the future outlook diminishes, the future cash flows and fair value of these assets could potentially decrease in the future, requiring further impairment charges. Although CSI believes the assumptions and estimates it has made in the past have been reasonable and appropriate, different assumptions and estimates could materially affect its reported financial results. To the extent additional events or changes in circumstances occur, CSI may conclude that a non-cash impairment charge against earnings is required, which could have an adverse effect on its financial condition and results of operations.
Fair Value of Embedded Financial Instruments
CSI’s secured convertible notes issued to investors (see “— Recent Developments — Capital Raise” below) in conjunction with the business combination with Clean Diesel contain two embedded financial instruments that require separate accounting at fair value: the premium redemption feature and the contingent equity forward. The estimate of fair value of such financial instruments involves unobservable inputs.
The premium redemption instrument represents the fair value of the additional penalty premium of two times (2x) the outstanding principal amount plus the default interest that is due if the secured convertible notes are in default. This instrument is considered a put option, as subsequent to August 2, 2010, the noteholders had the option of demanding payment or providing additional time extensions. The fair value of the premium redemption instrument was estimated by calculating the present value of $4.0 million plus accrued interest, based on an assumed payment date (eleven months after default date) using a high yield discount rate of 17%, multiplied by an estimated probability of its exercise. The fair value of this instrument at September 30, 2010 was $0.4 million. A ten percentage point change in CSI’s estimated probability of exercise would increase or decrease the fair value by approximately $362,000.
The contingent equity forward represents the additional $2.0 million that the investors committed to fund immediately prior to closing of the Merger. It is considered a commitment to purchase equity because the funding will only occur from the same events that will cause the secured convertible notes to automatically convert to equity. The fair value is estimated based on the intrinsic value of the forward discounted at a risk free rate multiplied by the estimated probability that the forward will fund. The fair value of this instrument at September 30, 2010 was $1.3 million. A ten percentage point change in CSI’s estimated probability of exercise would increase or decrease the fair value by approximately $140,000.
Stock-Based Compensation Expense
CSI accounts for share-based compensation using fair value recognition and record stock-based compensation as a charge to earnings net of the estimated impact of forfeited awards. As such, CSI recognizes stock-based compensation cost only for those stock-based awards that are estimated to ultimately vest over their requisite service period, based on the vesting provisions of the individual grants.
The process of estimating the fair value of stock-based compensation awards and recognizing stock-based compensation cost over their requisite service period involves significant assumptions and judgments. CSI estimates the fair value of stock option awards on the date of grant using a Monte Carlo univariate pricing model for awards with market conditions and the Black-Scholes option-valuation model for the remaining awards, which requires that CSI make certain assumptions regarding: (i) the expected volatility in the market price of its common stock; (ii) dividend yield; (iii) risk-free interest rates; and (iv) the period of time employees are expected to hold the award prior to exercise (referred to as the expected holding period). As a result, if CSI revises its assumptions and estimates, its stock-based compensation expense could change materially for future grants.

Legal and Other Contingencies
CSI is subject to various claims and legal proceedings. Each reporting period CSI reviews the status of each significant legal dispute to which it is a party and assesses its potential financial exposure, if any. If the potential financial exposure from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, CSI records a liability and an expense for the estimated loss, or the low end of the range if no amount in a range of estimated losses is more likely than the others. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, CSI reassesses the potential liability related to its pending claims and litigation and revise its estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material effect on its results of operations and financial position.
Recent Accounting Pronouncements
On July 1, 2009, the Financial Accounting Standards Board, or FASB, released the FASB Accounting Standards Codification™, sometimes referred to as the “Codification” or “ASC.” The Codification does not change how CSI accounts for its transactions or the nature of related disclosures made, and was made effective for periods ending on or after September 15, 2009. Accordingly, references in this current report on Form 8-K are updated to reflect the Codification Topics as applicable.
In October 2009, the FASB updated its guidance regarding accounting for multiple deliverable arrangements in order to require vendors to account for products and services (deliverables) separately rather than as a combined unit. These changes are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010 and early adoption is permitted. CSI does not expect the adoption of this accounting update to have a significant impact on its financial statements.
In January 2010, the FASB issued guidance designed to improve disclosures about fair value measurements as well as disclosures related to significant transfers between each level and additional information about Level 3 activity. This guidance begins phasing in the first fiscal period after December 15, 2009, and CSI included such disclosures, as required, in its Interim Condensed Consolidated Financial Statements included elsewhere in this current report on Form 8-K.
For additional discussion regarding these, and other recent accounting pronouncements, see Note 2 to CSI’s Annual Consolidated Financial Statements included in the Registration Statement and Note 1 to CSI’s Interim Condensed Consolidated Financial Statements, appearing elsewhere in this current report on Form 8-K.
Recent Developments
Closing of Merger with Clean Diesel
On October 15, 2010, following receipt of necessary shareholder approvals at CSI’s special meeting of shareholders and Clean Diesel’s annual meeting of stockholders, each held on October 12, 2010, Clean Diesel’s wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI, with CSI as the surviving corporation, all as contemplated by the Agreement and Plan of Merger dated May 13, 2010, as amended, by and among Clean Diesel, CDTI Merger Sub, Inc. and CSI (the “Merger Agreement”). We refer to this transaction as the Merger. CSI is now a wholly-owned subsidiary of Clean Diesel. Immediately prior the Merger, the investors in CSI’s capital raise (described below) acquired the remaining $2.0 million principal amount of secured convertible notes, and all $4.0 million of the secured convertible notes converted into CSI’s Class B common stock, which was then exchanged for shares of Clean Diesel common stock at the effective time of the Merger as contemplated by the Merger Agreement. Immediately prior the Merger, CSI also issued additional shares of common stock (which was designated as Class A common stock) to its then non-employee Directors, which along with $100,000 in cash, as payment in full for accrued Directors fees for periods prior to January 1, 2010.

The Merger was accounted for as a reverse acquisition and, as a result, Clean Diesel’s (the legal acquirer) consolidated financial statements will, in substance, be those of CSI (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of Clean Diesel being included effective from the date of the closing of the Merger. However, because the Merger was not completed until October 15, 2010, after the end of CSI’s most recent fiscal quarter on September 30, 2010, this Management’s Discussion and Analysis of Financial Condition and Results of Operations of CSI, the accounting acquirer and CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this current report on Form 8-K reflect CSI as of September 30, 2010 and for the periods ending September 30, 2010 and September 30, 2009 (e.g., prior to the closing of the Merger).
Capital Raise
On June 2, 2010, CSI entered into agreements with a group of accredited investors providing for the sale of $4.0 million of secured convertible notes. Under the agreements, $2.0 million of the secured convertible notes were issued by CSI in four equal installments ($500,000 on each of June 2, 2010, June 8, 2010, June 28, 2010 and July 12, 2010), with the remaining $2.0 million to be issued after CSI’s shareholders approve the Merger and after other necessary approvals under CSI’s articles of incorporation, but prior to the effective time of the Merger. Under the terms of the agreements, it was a condition to the obligations of the investors with respect to the final $2.0 million tranche that all conditions precedent to the closing of the Merger be satisfied or waived (among other items). Additionally, because the necessary shareholder approvals were received at the special meeting of CSI’s shareholders held on October 12, 2010 to permit conversion thereof, the final $2.0 million tranche was issued on October 15, 2010 immediately prior to the Merger and the aggregate $4.0 million of secured convertible notes was converted into newly created “Class B” common stock immediately prior to the Merger such that at the effective time of the Merger, this group of accredited investors received approximately 66% of the shares of Clean Diesel common stock (but not warrants to purchase Clean Diesel common stock) issued to CSI’s stockholders in the Merger.
The initial $2.0 million of this capital raise provided CSI with financing for its immediate working capital needs and ensured the minimum cash position necessary such that CSI would meet the 60/40 target required by the Merger Agreement so that the Clean Diesel shares issued to CSI shareholders (including investors in the capital raise) in the Merger (taking into account shares issued to CSI’s financial advisor for its fees) would represent collectively 60% of the shares of Clean Diesel deemed to be outstanding after the Merger (without taking into account the warrants issued to CSI’s shareholders, the warrants issued to CSI’s financial advisor or the warrants issued to the investors in Clean Diesel’s Regulation S offering). The final $2.0 million tranche, funded immediately prior to the Merger provided CSI with the $3.0 million of cash necessary to meet the closing condition as well as working capital for the combined company. One of the members of CSI’s Board of Directors, Mr. Alexander (“Hap”) Ellis, III, is a partner of RockPort Capital Partners. RockPort Capital Partners subscribed for a portion of the secured convertible notes as part of the capital raise. For a description of the specific terms of the secured convertible notes, see “Description of Indebtedness — Secured Convertible Notes” below.

Forbearance from Fifth Third Bank Extended to January 13, 2011
As of August 31, 2010, Fifth Third Bank, CSI’s secured lender, agreed to extend forbearance under the terms of CSI’s credit facility until October 15, 2010. Under the terms of the forbearance, CSI’s current credit limit was further reduced to Canadian $6.0 million from Canadian $7.0 million and the interest rate was further increased to U.S./Canadian Prime Rate plus 3.00%. A further extension until January 13, 2011 (90 days after the effective date of the Merger) was provided because the Merger was completed by October 15, 2010 and:
•
as of October 15, 2010, the secured convertible notes issued by CSI in connection with the capital raise converted to common equity and the security granted to the secured convertible note holders was released;

•	CSI and Clean Diesel collectively had $3.0 million of free cash on their balance sheet;
•	CSI’s Engine Control Systems subsidiary had Canadian $2.0 million available under the existing loan agreement; and
•	no default, forbearance default or event of default (as defined in the credit and forbearance agreements) was outstanding.
For more information relating to the credit facility, see “— Description of Indebtedness — Fifth Third Bank” below.
Asian Joint Venture — Reduction of Ownership Interest to 5%
In February 2008, CSI entered into an agreement with Tanaka Kikinzoku Kogyo Kabushiki Kaisha, or TKK, to form a new joint venture company, TC Catalyst Incorporated, or TCC, to manufacture and distribute catalysts in China, Japan, South Korea and other Asian countries. Under the terms of the agreement, CSI and TKK each originally owned 50% of TCC. TKK provided TCC with $1.0 million in equity and capital and $5.0 million in debt financing, while CSI provided $1.0 million of equity and licensed specific patents, and technology and intellectual property for use in the defined territories royalty-free to the venture. In exchange for the licensed technology, TCC issued CSI a promissory note for JPY 500 million (U.S. $4.7 million) that accrued interest at 2.8%, and was due in March 2018.
In December 2008, TKK and CSI agreed to modify the terms of the joint venture whereby CSI sold 40% of its ownership interest in TCC to TKK for $441,000, reducing its ownership share of TCC from 50% to 30%. In addition, CSI agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property for use in the defined territories for $7.5 million to TKK and TKK agreed to provide that intellectual property to TCC on a royalty-free basis. CSI recognized $5.0 million as a gain in 2008 following completion of the sale with the balance of $2.5 million being recognized in 2009. The promissory note from TCC was reduced from JPY 500 million to JPY 250 million.
In December 2009, TKK and CSI further modified the terms of the joint venture agreement originally entered into in February 2008, whereby CSI sold 83% of its remaining ownership of TCC to TKK for $108,000 reducing its ownership share from 30% to 5%. CSI’s investment in TCC is accounted for using the equity method as CSI still has significant influence over TCC as a result of having a seat on TCC’s board. CSI agreed to sell and transfer specific three-way catalyst technology and intellectual property for use in the Asia-Pacific territories for $3.9 million to TKK, and TKK agreed to provide that intellectual property to TCC on a royalty-free basis. CSI recognized a gain of $3.9 million in January 2010. The promissory note with a remaining balance of JPY 250 million was retired. In 2010, pursuant with the terms of the joint venture agreement CSI has loaned TCC $0.4 million to fund operations. CSI has recognized this as an investment in the subsidiary, see Note 7 to the interim Condensed Consolidated Financial Statements.
Sale of Applied Utility Systems (Energy Systems Division)
In August 2006, CSI acquired the assets of Applied Utility Systems (Energy Systems division) a business engaged in the engineering and installation of emission control systems for natural gas fired boilers and process heaters in refineries and manufacturing plants. In October 2009, CSI sold the assets of this business to Johnson Matthey for $8.6 million of cash, as well as the right to receive up to $1.4 million additional consideration if a certain order was received and warranties are met. Because a certain order was not received, $0.5 million of the contingent consideration is no longer payable to CSI. The remaining $0.9 million of contingent consideration is payable to CSI through July 2013 if projected contract warranties are met. CSI used the proceeds from this sale to repay approximately $6.8 million in secured debt (see “— Liquidity and Capital Resources — Description of Indebtedness” below) and for general working capital. The operations and sale of Applied Utility Systems are reported as a discontinued operation in CSI’s financial statements for all periods represented.

Catalyst Division Restructuring
Beginning in 2008 and continuing through 2009, CSI initiated a series of restructuring activities as a result of a strategic review of its Catalyst division. These activities included reducing workforce by approximately 55% to eliminate excess capacity, consolidating certain functions to eliminate redundancies between engineering and manufacturing, focusing its marketing and product development strategies around heavy duty diesel catalysts and existing and selected new customers in the light duty vehicle market. The overall objectives of the restructuring activities were to lower costs and position the Catalyst division to break even at lower sales and to make this division profitable. To date, these efforts have helped enhance CSI’s ability to reduce operating losses, retain and expand existing relationships with existing customers and attract new business. The benefits of this cost reduction were realized partially in the year ended December 31, 2009 and the full effect of actions taken during 2009 is expected to be realized in the year ended December 31, 2010. CSI estimates that its efforts have reduced the cost structure of this division by approximately $12 million on an annualized basis. In connection with these efforts, CSI incurred $2.7 million of severance and recapitalization charges in the year ended December 31, 2009. These charges primarily included charges for severance payments for headcount reduction and fees for strategic advisors. In the year ended December 31, 2008, in concert with its strategic review, CSI assessed the carrying value of its fixed assets in the Catalyst division and recorded an impairment charge of $4.9 million.
A reconciliation of CSI’s accrued severance and related expenses are as follows:

Accrued severance at December 31, 2008	$187,000
Accrued severance expense during 2009	1,429,000
Paid severance expense during 2009	(946,000)

Accrued severance at December 31, 2009	$670,000
Accrued severance expense during the nine months ended September 30, 2010	15,000
Paid severance expense during the nine months ended September 30, 2010	(322,000)

Accrued severance at September 30, 2010	$363,000

CSI may utilize similar measures in the future to realign its operations to further increase its operating efficiencies, which may materially affect its future operating results. CSI’s ability to implement corresponding significant reductions in costs of the combined company by making significant additional structural changes in the operations of the combined company in the future may be limited.
Factors Affecting Future Results
The recently completed Merger (described above under “Recent Developments—Closing of Merger with Clean Diesel”) will have an impact on CSI’s future results as CSI will consolidate Clean Diesel’s results operations for periods after the effective time of the Merger.
The nature of CSI’s business and, in particular, its Heavy Duty Diesel Systems division, are heavily influenced by government funding of emissions control projects and increased diesel emission control regulations, compliance with which drives demand for its products. Notably, the retrofit applications sold by the division are generally for funded one-off projects, and typical end-user customers include school districts, municipalities and other fleet operators. For example, due to the California state budget crisis in late 2008 and early 2009, a state-funded emissions control project that was anticipated to commence in the first half of 2009, did not receive funding and its commencement date, if ever, remains uncertain. As such, CSI’s Heavy Duty Diesel Systems division had lower revenues than anticipated in the first half of 2009 due to the lack of funding available to potential users of its products. However, following the passage of the American Recovery and Reinvestment Act of 2009 (commonly referred to as the Stimulus Bill), government spending (both federal and state) increased. As such, in the second half of 2009, additional government emissions control programs were funded, including a different California-state funded program, and consequently, CSI’s Heavy Duty Diesel Systems division revenues improved in the second half of 2009 due to the availability of government funding for users of its products. Future budget crises and changes in government funding levels will have a similar effect on the revenues of CSI’s Heavy Duty Diesel Systems division.

Because the customers of CSI’s Catalyst division are auto makers, CSI’s business is also affected by macroeconomic factors that impact the automotive industry generally, which can result in increased or decreased purchases of vehicles, and consequently demand for CSI’s products. The global economic crisis in the latter half of 2008 that continued through 2009 had a negative effect on CSI’s customers in the automotive industry. As such demand for its products, which its auto maker customers incorporate into the vehicles they sell, decreased. In the future, if similar macroeconomic factors or other factors affect CSI’s customer base, its revenues will be similarly affected. In addition, two auto maker customers account for a significant portion of CSI’s Catalyst division revenues (see Note 2 to its Annual Consolidated Financial Statements appearing in the Registration Statement). In the second half of 2010, one of these auto makers accelerated manufacture of a vehicle that requires a catalyst product meeting a higher regulatory standard than the product currently supplied to such auto maker by CSI’s Catalyst division. Although CSI had already commenced the necessary testing and approval processes for its products under the higher regulatory standard, such processes are not yet complete. Accordingly, CSI now expects lower revenues in its Catalyst division for the last quarter of 2010 and early 2011 as compared to the nine months ended September 30, 2010 on an annualized basis as this auto maker winds down production of the vehicle that incorporates CSI’s verified product. Although CSI expects that sales of its Catalyst products to this auto maker will resume in the first half of 2011 once it has received the necessary regulatory approvals and customer qualifications, there is no guarantee that this will occur.
Results of Operations
Comparison of Three Months Ended September 30, 2010 to Three Months Ended September 30, 2009
Revenue
The table below and the tables in the discussion that follow are based upon the way CSI analyzes its business. See Note 12 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this current report on Form 8-K for additional information about CSI’s division segments.

	Three Months Ended September 30
		% of Total		% of Total
	2010	Revenue	2009	Revenue	$ Change	% Change
	(Dollars in millions)
Heavy Duty Diesel Systems	$6.9	63.3%	$5.9	44.0%	$1.0	16.9%
Catalyst	4.0	36.7%	7.7	57.5%	(3.7)	(48.1)%
Intercompany revenue	—	—	(0.2)	(1.5)%	0.2	100.0%

Total revenue	$10.9		$13.4		$(2.5)	(18.7)%

Total revenue for the three months ended September 30, 2010 decreased by $2.5 million, or 18.7%, to $10.9 million from $13.4 million for the three months ended September 30, 2009.
Revenues for CSI’s Heavy Duty Diesel Systems division for the three months ended September 30, 2010 increased $1.0 million, or 16.9%, to $6.9 million from $5.9 million for the three months ended September 30, 2009. The increase was due largely to an expansion of CSI’s distributor channels in the United States as well as continued benefit from funding allocated to diesel emission control under the American Recovery and Reinvestment Act of 2009 (commonly referred to as the Stimulus Bill), which provided customers an incentive to acquire CSI’s emission control products. In addition, revenues for the three months ended September 30, 2009 were adversely impacted by the global economic slowdown and the California budget crisis, resulting in a favorable year-over-year comparison of three months ended September 30, 2010 compared to the same period in 2009.

Revenues for CSI’s Catalyst division for the three months ended September 30, 2010 decreased $3.7 million, or 48.1%, to $4.0 million from $7.7 million for the three months ended September 30, 2009. Sales for this division decreased year over year as a result of an automaker accelerating the manufacture of a vehicle that requires a catalyst product meeting a higher regulatory standard than the product currently supplied to the automaker by CSI’s Catalyst division. CSI expects revenues in its Catalyst division for the fourth quarter of 2010 and the first quarter of 2011 to be similar to the third quarter of 2010 (see“—Factors Affecting Future Results” above).
Intercompany sales by the Catalyst division to its Heavy Duty Diesel Systems division are eliminated in consolidation.
Cost of revenues
Cost of revenues decreased by $1.7 million, or 16.8%, to $8.4 million for the three months ended September 30, 2010 compared to $10.1 million for the three months ended September 30, 2009. The primary reason for the decrease in costs was lower product sales volume in CSI’s Catalyst division, which was partially offset by the higher product sales volume in CSI’s Heavy Duty Diesel Systems division.
Gross profit
The following table shows CSI’s gross profit and gross margin (gross profit as a percentage of revenues) by division for the periods indicated.

	Three Months Ended September 30
		% of		% of
	2010	Revenue (1)	2009	Revenue (1)
	(Dollars in millions)
Heavy Duty Diesel Systems	$2.0	29.0%	$1.9	32.2%
Catalyst	0.5	12.5%	1.4	18.2%

Total gross profit	$2.5	22.9%	$3.3	24.6%

(1)	Division calculation based on division revenue. Total based on total revenue.
Gross profit decreased by $0.8 million, or 24.2%, to $2.5 million for the three months ended September 30, 2010, from $3.3 million for the three months ended September 30, 2009. Gross margin decreased to 22.9% for the three months ended September 30, 2010 from 24.6% for the three months ended September 30, 2009. The decrease in gross profit was primarily due to product mix and decreased sales resulting in greater amortization of fixed manufacturing costs per sales dollar.
The reduction in gross margin for CSI’s Heavy Duty Diesel Systems division during the three months ended September 30, 2010 as compared to the same period in 2009 is a result of changes in product mix, reflecting a higher proportion of sales of a lower margin product, and higher proportion of sales through a distributor who has a preferred purchasing arrangement, where in exchange for higher volumes, the distributor receives a lower sales price, which results in lower profit to CSI.
The reduction in gross margin for CSI’s Catalyst Division during the three months ended September 30, 2010 as compared to the same period in 2009 is a result of lower factory production due to sales for this division decreased year over year as a result of an automaker accelerating the manufacture of a vehicle that requires a catalyst product meeting a higher regulatory standard than the product currently supplied to the automaker by CSI’s Catalyst division, resulting in greater amortization of the fixed manufacturing costs per sales dollar.

Operating expenses
The following table shows CSI’s operating expenses and operating expenses as a percentage of revenues for the periods indicated.

	Three Months Ended September 30
		% of Total		% of Total
	2010	Revenue	2009	Revenue	$ Change	% Change
	(Dollars in millions)
Sales and marketing	$0.8	7.2%	$1.0	7.6%	$(0.2)	(22.0)%
Research and development	1.1	9.7%	2.1	15.9%	(1.0)	(50.3)%
General and administrative	1.9	17.8%	2.1	15.4%	(0.2)	(5.9)%
Recapitalization expenses	0.8	7.1%	0.3	2.2%	0.5	155.5%

Total operating expenses	$4.6	41.8%	$5.5	41.1%	$(0.9)	(17.3)%

For the three months ended September 30, 2010, operating expenses decreased by $0.9 million, or 17.3%, to $4.6 million from $5.5 million for the three months ended September 30, 2009. The primary reason for the decrease in operating expenses was continued improvements in expense management as a result of the cost reduction efforts implemented as part of the Catalyst division restructuring, which were partially offset by increased recapitalization expenses resulting from expenses resulting from legal, accounting and regulatory costs as a result of the Merger with Clean Diesel.
Sales and marketing expenses
For the three months ended September 30, 2010, sales and marketing expenses decreased by $0.2 million, or 22.0%, to $0.8 million from $1.0 million for the three months ended September 30, 2009. The reduction is primarily due to the cost reduction efforts implemented in 2008 and 2009 as part of the Catalyst division restructuring. Sales and marketing expenses as a percentage of sales decreased to 7.2% in the three months ended September 30, 2010 compared to 7.6% in the three months ended September 30, 2009.
Research and development expenses
For the three months ended September 30, 2010, research and development expenses decreased by $1.0 million, or 50.3%, to $1.1 million from $2.1 million for the three months ended September 30, 2009. The decrease in research and development expenses was primarily attributable to the cost reduction efforts implemented in 2008 and 2009 as part of the Catalyst division restructuring. As a percentage of revenues, research and development expenses were 9.7% in the three months ended September 30, 2010, compared to 15.9% in the three months ended September 30, 2009.
General and administrative expenses
For the three months ended September 30, 2010, general and administrative expenses decreased $0.2 million or 5.9%, to $1.9 million from $2.1 million for the three months ended September 30, 2009. The decrease in general and administrative expenses was primarily attributable to the cost reduction efforts implemented in 2008 and 2009 as part of the Catalyst division restructuring. General and administrative expenses as a percentage of sales decreased to 17.8% in the three months ended September 30, 2010 as compared to 15.4% in the three months ended September 30, 2009.
Recapitalization expenses
For the three months ended September 30, 2010, recapitalization expenses increased $0.5 million, or 155.5%, to $0.8 million from $0.3 million for the three months ended September 30, 2009. In 2010, these expenses represent legal and professional fees paid that are directly related to the Merger, compared to professional fees paid to strategic financial advisors in connection with the recapitalization of CSI in 2009. Recapitalization expenses as a percentage of sales increased to 7.1% in the three months ended September 30, 2010 as compared to 2.2% in the three months ended September 30, 2009.

Non-operating income (expense)

	Three Months Ended September 30
		% of Total		% of Total
	2010	Revenue	2009	Revenue
	(Dollars in millions)

Interest expense	$(1.5)	(13.8)%	$(0.6)	(4.5)%
Other expense, net	(0.6)	(5.5)%	(0.5)	(3.7)%

Total non-operating expense, net	$(2.1)	(19.3)%	$(1.1)	(8.2)%

Interest expense
For the three months ended September 30, 2010, CSI incurred interest expense of $1.5 million compared to $0.6 million in the three months ended September 30, 2009. This increase is due to $1.2 million of interest expense in the three months ended September 30, 2010 related to the June 2010 issuance of secured convertible notes. The interest expense is largely non-cash and related to the embedded financial instruments within the Notes. For additional information on the secured convertible notes, see “Recent Developments—Capital Raise” above and Note 3 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this current report on Form 8-K. These notes were converted to equity immediately prior to the Merger and are no longer outstanding. This increase was partially off-set by a decrease in interest expense due to the reduction in outstanding indebtedness, excluding the secured convertible notes, from $12.4 million at September 30, 2009 to $5.6 million at September 30, 2010. Additionally, the three months ended September 30, 2009 included $0.2 million in acceleration of deferred financing expense due to the violation of covenants under CSI’s borrowing agreements with Fifth Third Bank and Cycad Group, LLC.
Other expense
For the three months ended September 30, 2010, other expense was $0.6 million compared to $0.5 million expense for the three months ended September 30, 2009, an increase of $0.1 million.
Income taxes
For the three months ended September 30, 2010, CSI had income tax benefits from continuing operations of $0.1 million compared to an income tax benefit of $0.2 million for the three months ended September 30, 2009. CSI has no significant tax expense in its U.S.-based operations. CSI’s Canadian and Swedish operations have an effective tax rate of 34%.
Net loss
For the foregoing reasons, CSI had a net loss of $3.3 million for the three months ended September 30, 2010 compared to a net loss of $3.1 million for the three months ended September 30, 2009. Excluding net income from discontinued operations, CSI had a net loss from continuing operations of $4.1 million for the three months ended September 30, 2010 compared to a net loss from continuing operations of $3.2 million for the three months ended September 30, 2009.

Comparison of Nine Months Ended September 30, 2010 to Nine Months Ended September 30, 2009
Revenue
The table below and the tables in the discussion that follows are based upon the way CSI analyzes its business. See Note 12 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this current report on Form 8-K for additional information about CSI’s division segments.

	Nine Months Ended September 30
		% of Total		% of Total
	2010	Revenue	2009	Revenue	$ Change	% Change
	(Dollars in millions)
Heavy Duty Diesel Systems	$22.7	62.5%	$14.7	45.2%	$8.0	54.4%
Catalyst	13.9	38.3%	18.1	55.7%	(4.2)	(23.2)%
Intercompany revenue	(0.3)	(0.8)%	(0.3)	(0.9)%	—	—

Total revenue	$36.3		$32.5		$3.8	11.7%

Total revenue for the nine months ended September 30, 2010 increased by $3.8 million, or 11.7%, to $36.3 million from $32.5 million for the nine months ended September 30, 2009.
Revenues for CSI’s Heavy Duty Diesel Systems division for the nine months ended September 30, 2010 increased $8.0 million, or 54.4%, to $22.7 million from $14.7 million for the nine months ended September 30, 2009. The increase was due largely to an expansion of CSI’s distributor channels in the United States as well as continued benefit from funding allocated to diesel emission control under the American Recovery and Reinvestment Act of 2009 (commonly referred to as the Stimulus Bill), which provided customers an incentive to acquire CSI’s emission control products. In addition, revenues for the nine months ended September 30, 2009 were adversely impacted by the global economic slowdown and the California budget crisis, resulting in a favorable year-over-year comparison of the first nine months 2010 compared to the same period in 2009.
Revenues for CSI’s Catalyst division for the nine months ended September 30, 2010 decreased $4.2 million, or 23.2%, to $13.9 million from $18.1 million for the nine months ended September 30, 2009. Sales for this division decreased year over year as a result of an automaker accelerating the manufacture of a vehicle that requires a catalyst product meeting a higher regulatory standard than the product currently supplied to the automaker by CSI’s Catalyst division, and CSI expects revenues in its Catalyst division for the fourth quarter of 2010 and early 2011 to be similar to the third quarter of 2010 (see “Factors Affecting Future Results” above).
Intercompany sales by CSI’s Catalyst division to CSI’s Heavy Duty Diesel Systems division are eliminated in consolidation.
Cost of revenues
Cost of revenues increased by $1.3 million, or 5.1%, to $27.0 million for the nine months ended September 30, 2010 compared to $25.7 million for the nine months ended September 30, 2009. The primary reason for the increase in costs was higher product sales volume in CSI’s Heavy Duty Diesel Systems division, which was partially offset by lower product sales volume in CSI’s Catalyst division.

Gross profit
The following table shows CSI’s gross profit and gross margin (gross profit as a percentage of revenues) by division for the periods indicated.

	Nine Months Ended September 30
		% of		% of
	2010	Revenue (1)	2009	Revenue (1)
	(Dollars in millions)
Heavy Duty Diesel Systems	$6.8	30.0%	$4.7	32.0%
Catalyst	2.5	18.0%	2.2	12.1%

Total gross profit	$9.3	25.6%	$6.9	21.0%

(1)	Division calculation based on division revenue. Total based on total revenue.
Gross profit increased by $2.4 million, or 34.8%, to $9.3 million for the nine months ended September 30, 2010, from $6.9 million for the nine months ended September 30, 2009. Gross margin increased to 25.6% for the nine months ended September 30, 2010 from 21.0% for the nine months ended September 30, 2009. The increase in gross profit was primarily due to both the increased sales of CSI’s Heavy Duty Diesel Systems division and reductions in manufacturing overhead costs as well as continued increases in efficiency in CSI’s Catalyst division following the restructuring efforts implemented in 2008 and 2009.
The reduction in gross margin for CSI’s Heavy Duty Diesel Systems division during the nine months ended September 30, 2010 as compared to the same period in 2009 is a result of changes in overall product mix, reflecting a higher proportion of sales of a lower margin product, and higher proportion of sales through a distributor that has a preferred purchasing arrangement, where in exchange for higher volumes the distributor pays a lower sales price, which results in lower profit to CSI. The margins will improve as the product sales mix shifts towards higher margin products, which is expected to occur in 2011.
The increase in the gross margin for CSI’s Catalyst division is a result of the restructuring actions taken with the Catalyst division. CSI expects continued benefit in the future from the restructuring, however expects to have downward pressure on margins until the restart of the production with the auto manufacturer once its product receives regulatory approval for the higher standard (see “Factors Affecting Future Results” above).
Operating expenses
The following table shows CSI’s operating expenses and operating expenses as a percentage of revenues for the periods indicated.

	Nine Months Ended September 30
		% of Total		% of Total
	2010	Revenue	2009	Revenue	$ Change	% Change
	(Dollars in millions)
Sales and marketing	$2.3	6.3%	$3.1	9.5%	$(0.8)	(25.8)%
Research and development	3.2	8.8%	5.9	18.2%	(2.7)	(45.8)%
General and administrative	6.1	16.8%	6.0	18.5%	0.1	1.7%
Recapitalization expenses	1.5	4.1%	1.0	3.1%	0.5	50.0%
Gain on sale of intellectual Property	(3.9)	(10.7)%	(2.5)	(7.7)%	(1.4)	56.0%
Severance and other charges	—	—	0.2	0.6%	(0.2)	(100)%

Total operating expenses	$9.2	25.3%	$13.7	42.2%	$(4.5)	(32.8)%

For the nine months ended September 30, 2010, operating expenses decreased by $4.5 million, or 32.8%, to $9.2 million from $13.7 million for the nine months ended September 30, 2009. A significant reason for the decrease in operating expenses was the recognition of a $3.9 million gain in the nine months ended September 30, 2010 compared to a $2.5 million gain in the nine months ended September 30, 2009, which arose from the sale of specific three-way catalyst technology and intellectual property to TKK, CSI’s Asian joint venture partner (as described above under “Recent Developments—Asian Joint Venture — Reduction of Ownership Interest to 5%), and to a lesser extent, continued improvements in expense management as a result of the cost reduction efforts implemented as part of the Catalyst division restructuring.
Sales and marketing expenses
For the nine months ended September 30, 2010, sales and marketing expenses decreased by $0.8 million, or 25.8%, to $2.3 million from $3.1 million for the nine months ended September 30, 2009. The reduction is primarily due to the cost reduction efforts implemented in 2008 and 2009 as part of the Catalyst division restructuring. Sales and marketing expenses as a percentage of revenues decreased to 6.3% in the nine months ended September 30, 2010 compared to 9.5% in the nine months ended September 30, 2009.
Research and development expenses
For the nine months ended September 30, 2010, research and development expenses decreased by $2.7 million, or 45.8%, to $3.2 million from $5.9 million for the nine months ended September 30, 2009. The decrease in research and development expenses was primarily attributable to the cost reduction efforts implemented in 2008 and 2009 as part of the Catalyst division restructuring. As a percentage of revenues, research and development expenses were 8.8% in the nine months ended September 30, 2010, compared to 18.2% in the nine months ended September 30, 2009. CSI expects the research and development expense, as a percent of revenue, to continue to be similar to the nine months ending September 30, 2010.
General and administrative expenses
For the nine months ended September 30, 2010, general and administrative expenses increased $0.1 million, or 1.7%, to $6.1 million from $6.0 million for the nine months ended September 30, 2009. The increase was primarily due to increased legal and professional expenses, which were primarily due to legal and other professional fees incurred with respect to the forbearance arrangements of CSI’s outstanding debt. General and administrative expenses as a percentage of revenues decreased to 16.8% in the nine months ended September 30, 2010 as compared to 18.5% in the nine months ended September 30, 2009.
Recapitalization expenses
For the nine months ended September 30, 2010, recapitalization expenses increased $0.5 million, or 50%, to $1.5 million from $1.0 million for the nine months ended September 30, 2009. In the first nine months of 2010, these expenses represent legal and professional fees paid directly attributable to the Merger, compared to professional fees paid to strategic financial advisors in connection with efforts to recapitalize CSI in the same period in 2009. Recapitalization expenses as a percentage revenues increased to 4.1% in the nine months ended September 30, 2010 as compared to 3.1% in the nine months ended September 30, 2009.

Non-operating income (expense)

	Nine Months Ended September 30
		% of Total		% of Total
	2010	Revenue	2009	Revenue
	(Dollars in millions)
Interest expense	$(2.2)	(6.1)%	$(2.1)	(6.5)%
Other expense, net	(0.7)	(1.9)%	(1.3)	(4.0)%

Total non-operating expense, net	$(2.9)	(8.0)%	$(3.4)	(10.5)%

Interest expense
For the nine months ended September 30, 2010, CSI incurred interest expense of $2.2 million compared to $2.1 million in the nine months ended September 30, 2009. The slight increase was due to $1.7 million of non-cash interest expense on the secured convertible notes issued in June 2010, which was offset by reductions in CSI’s other outstanding indebtedness, which decreased from $12.4 million at September 30, 2009 to $5.6 million at September 30, 2010. For more information on the secured convertible notes, see “Recent Developments—Capital Raise” above, “Description of Indebtedness—Secured Convertible Notes” below and Note 3 to CSI’s Interim Condensed Consolidated Financial Statements appearing elsewhere in this current report on Form 8-K. In addition, the nine months ended September 30, 2009 included $0.3 million in acceleration of deferred financing expense due to the violation of covenants under CSI’s borrowing agreements with Fifth Third Bank and Cycad Group, LLC.
Other expense
For the nine months ended September 30, 2010, other expense was $0.7 million compared to $1.3 million for the nine months ended September 30, 2009, a decrease of $0.6 million. The decrease was primarily a result of a reduction in CSI’s share of the net loss of its Asian joint venture (due to the decrease in its interest in such venture), which was $0.9 million in the nine months ended September 30, 2009 compared to a minimal loss for the same period in 2010, partially offset by expense of $0.2 million resulting from changes in the fair value of the derivative financial instruments issued in connection with the secured convertible notes issued in June 2010.
Income taxes
For the nine months ended September 30, 2010, CSI had income tax expense from continuing operations of $0.5 million compared to an income tax benefit of $0.1 million for the nine months ended September 30, 2009. The primary reason for the increase is the improved profitability of CSI’s Heavy Duty Diesel Systems division’s international operations. CSI has no significant tax expense in its U.S.-based operations. CSI’s Canadian and Swedish operations have an effective tax rate of 34%.
Net loss
For the foregoing reasons, CSI had a net loss of $2.7 million for the nine months ended September 30, 2010 compared to a net loss of $11.3 million for the nine months ended September 30, 2009. Excluding net income (loss) from discontinued operations, CSI had a net loss from continuing operations of $3.3 million for the nine months ended September 30, 2010 compared to a net loss from continuing operations of $10.2 million for the nine months ended September 30, 2009.
Liquidity and Capital Resources
The revenue that CSI generates is not sufficient to fund its operating requirements and debt servicing needs. Notably, CSI has suffered recurring losses and negative cash flows from operations since inception. CSI’s primary sources of liquidity in recent years have been asset sales and, to a limited extent, credit facilities and other borrowings. Such sources of liquidity, however, have not been sufficient to provide CSI with financing necessary to sufficiently capitalize its operations, and consequently, CSI’s working capital is severely limited.

As of September 30, 2010, CSI had an accumulated deficit of approximately $152.0 million and a working capital deficit of $6.2 million. As of December 31, 2009, CSI had an accumulated deficit of approximately $149.3 million and a working capital deficit of $4.4 million. CSI had $1.9 million in cash and cash equivalents at September 30, 2010 compared to $2.3 million in cash and cash equivalents at December 31, 2009 ($6.7 million at December 31, 2008), and total current liabilities of $20.0 million at September 30, 2010 compared to $22.9 million at December 31, 2009 ($35.9 million at December 31, 2008).
In light of CSI’s liquidity situation, in the first quarter of 2009, CSI retained Allen & Company LLC, a U.S.-based investment banking firm to act as a financial advisor to CSI in exploring alternatives to recapitalize CSI. Alternatives under consideration included the sale of CSI stock and/or a sale of CSI’s assets, continuing to negotiate with Fifth Third Bank and Cycad Group, LLC to modify loan terms in order to delay repayments while alternative capital is secured, and seeking out other alternatives, such as the proposed Merger.
During 2009, CSI took several actions to improve its liquidity. These actions included: (i) reduction in cash used in operations through cost reductions and improved working capital management, in particular as part of the restructuring of its Catalyst division (see “— Recent Developments — Catalyst Division Restructuring” above), but also due to implementing policies restricting travel, improving inventory management, and overall reductions in spending; (ii) improved operating efficiencies in light of installation of a new ERP system in 2008 (which lowered capital expenditures in 2009); (iii) capital expenditures have been reduced to necessary maintenance and targeted investments to improve processes or products; (iv) additional asset sales, including the sale of the assets of Applied Utility Systems and sale of intellectual property (see “Recent Developments” above); (v) repayment of debt, including pay off of Cycad Group, LLC (see Note 8 to CSI’s Annual Consolidated Financial Statements included in the Registration Statement), and (vi) entering into forbearance agreements with Fifth Third Bank to temporarily suspend its rights under CSI’s credit facility for a period of time (see “Description of Indebtedness — Fifth Third Bank” below). Notwithstanding the foregoing actions, CSI’s access to working capital continued to be limited and its debt service obligations and projected operating costs for 2010 exceeded its cash balance at December 31, 2009. As a result, CSI’s auditors’ report for fiscal year 2009 included an explanatory paragraph that expresses substantial doubt about CSI’s ability to continue as a “going concern.”
In the first half of 2010, CSI continued to work on its efforts to recapitalize its business and in May 2010, entered into the Merger Agreement and in June 2010 undertook the $4.0 million capital raise described above under “Recent Developments — Capital Raise,” continued to seek forbearance from its lender Fifth Third Bank as described above under “Recent Developments — Forebearance from Fifth Third Bank Extended to January 13, 2011,” and on October 15, 2010, completed the Merger with Clean Diesel. The completion of the Merger and the capital raise (see “Recent Developments—Closing of Merger with Clean Diesel” and “—Capital Raise” above) were important in addressing CSI’s ability to operate as a going concern. However, there is no certainty that existing cash will be sufficient to sustain operations of the combined company without additional financing and the replacement of CSI’s credit facility with Fifth Third Bank. At this time no assurances can be provided that CSI will be successful in these efforts.
The following table summarizes CSI’s cash flows for the nine months ended September 30, 2010 and 2009.

	September 30,
	2010	2009	$ Change	% Change
	(Dollars in millions)
Cash provided by (used in):
Operating activities	$(0.5)	$(2.8)	$2.3	82.1%
Investing activities	$1.4	$1.7	$(0.3)	(17.6)%
Financing activities	$(1.1)	$(2.5)	$1.4	56.0%

Cash used in operating activities
CSI’s largest source of operating cash flows is cash collections from its customers following the sale of its products and services. CSI’s primary uses of cash for operating activities are for purchasing inventory in support of the products that it sells, personnel related expenditures, facilities costs and payments for general operating matters.
Cash used in operating activities in the nine months ended September 30, 2010 was $0.5 million, an increase of $2.3 million from nine months ended September 30, 2009, when CSI’s operating activities used $2.8 million of cash. This improvement was primarily due to higher gross profits and lower operating expenses in the nine months ended September 30, 2010 compared to the same period in 2009.
Cash provided by investing activities
Changes in CSI’s cash flows from investing activities primarily relate to asset sales and acquisitions, investment in its Asian joint venture as well as capital expenditures and other assets to support its growth plans.
Net cash generated by investing activities was $1.4 million in the nine months ended September 30, 2010; a decrease of $0.3 million as compared to the $1.7 million generated by investing activities in the nine months ended September 30, 2009. This decrease was primarily the result of $2.0 million received from CSI’s Asian joint venture partner, TKK, from the sale of intellectual property in the nine months ended September 30, 2010 compared to $2.5 million in the nine months ended September 30, 2009, as well as lower capital expenditures in the nine months ended September 30, 2010 of $0.2 million compared to $0.7 million in the same period of 2009. Offsetting this cash generated from investing activities was an additional investment of $0.4 million made in CSI’s Asian joint venture.
Cash used in financing activities
Since inception, CSI has financed its net operating cash usage through a combination of financing activities such as issuance of equity or debt and investing activities such as sale of intellectual property or other assets. Changes in CSI’s cash flows from financing activities primarily relate to borrowings and payments under debt obligations.
Net cash used in financing activities was $1.1 million in the nine months ended September 30, 2010; a $1.4 million decrease as compared to net cash used in financing activities of $2.5 million in the nine months ended September 30, 2009. The lower usage was primarily due to the receipt of $2.0 million of cash proceeds from the sale of secured convertible notes in June and July 2010, which was partially offset by a higher net pay-down of a line of credit for the nine months ended September 30, 2010 as compared to the same period in 2009.
Description of Indebtedness
CSI’s outstanding borrowing at September 30, 2010 and December 31, 2009 are summarized as follows:

	September 30,	December 31,
	2010	2009
	(Dollars in millions)
Line of credit	$2.5	$5.1
Consideration payable	3.0	3.0
Secured convertible notes, with a face value of $2.0 million	3.6	—
Capital lease obligations	0.1	0.1

Total borrowings	$9.2	$8.2

Fifth Third Bank
In December 2007, CSI and its subsidiaries, including Engine Control Systems, entered into borrowing agreements with Fifth Third Bank as part of the cash consideration paid for CSI’s December 2007 purchase of Engine Control Systems. The borrowing agreements initially provided for three facilities including a revolving line of credit and two term loans. The line of credit was a two-year revolving term operating loan up to a maximum principal amount of $8.2 million (Canadian $10 million), with availability based upon eligible accounts receivable and inventory. The other facilities included a five-year non-revolving term loan of up to $2.5 million, which was paid off during 2008, and a non-revolving term loan of $3.5 million which was paid off in October 2009.
At December 31, 2009, the line of credit consisted of a Canadian $8.5 million demand revolving credit line, subject to further reductions in the amount of availability during any forbearance period. Borrowings under this credit line bear interest at either (i) the U.S. Prime Rate plus 2.50% for borrowings in U.S. dollars; or (ii) the Canadian Prime Rate plus 2.50% for borrowings in Canadian dollars. As of January 31, 2010, the interest rates were increased as part of the forbearance agreement to U.S. Prime Rate plus 2.75% for U.S. dollar borrowings and to Canadian Prime Rate plus 2.75% for Canadian dollar borrowings. As of September 6, 2010, the interest rates were increased again as part of the forbearance agreement to U.S. Prime Rate plus 3.00% for U.S. dollar borrowings and to Canadian Prime Rate plus 3.00% for Canadian dollar borrowings. At September 30, 2010, the line of credit consisted of a Canadian $6.0 million demand revolving line of credit.
Under the terms of the Fifth Third Bank borrowing agreement, CSI’s Engine Control Systems subsidiary is restricted from making any distributions to CSI, the parent company, other than those for arms length transactions and management fees up to $250,000. The credit facility also requires that CSI maintain certain financial covenants and CSI has pledged as security for its obligations under the facility, its assets including share ownership and assets of principal subsidiaries. If CSI’s financial results do not reach the levels required by the covenants and CSI is unable to obtain a waiver, the credit facility would be in default and subject to acceleration. In addition to the foregoing, the credit facility also includes a material adverse change clause that is exercisable if, in the opinion of Fifth Third Bank, there is a material adverse change in the financial condition, ownership or operation of CSI or its principal subsidiary (Engine Control Systems). If Fifth Third Bank were to deem that such a material adverse change had occurred it may terminate CSI’s right to borrow under the facility and demand payment of all amounts outstanding.
On March 31, 2009, CSI failed to achieve two of the covenants under its Fifth Third Bank credit facility. These covenants related to the annualized EBITDA and the funded debt to EBITDA ratio for its Engine Control Systems subsidiary. Fifth Third Bank agreed to temporarily suspend its rights until July 1, 2009 subject to CSI, in Fifth Third Bank’s opinion, making reasonably satisfactory progress in its efforts to recapitalize its balance sheet and the provision of an audit report on the collateral pledged by CSI to Fifth Third Bank. In July 2009, the bank extended its forbearance until September 30, 2009, subject to similar terms. In October 2009, on the repayment of the term loan of $3.5 million, the bank verbally extended its forbearance until November 30, 2009. In December 2009, the bank extended its forbearance until January 31, 2010, converted the revolving line to a demand facility, reduced the credit limit to Canadian $8.5 million and raised the interest charged to Prime Rate plus 2.5%. This conversion to a demand facility effectively rendered the financial covenants under the original loan agreement meaningless. In January 2010, the bank further extended forbearance until April 30, 2010 and further reduced the credit limit to Canadian $7.5 million with a Canadian $100,000 reduction per month for the forbearance period. The interest rate was further increased to U.S./Canadian Prime Rate plus 2.75%. In June 2010, in connection with the capital raise (discussed above under “— Recent Developments — Capital Raise”), Fifth Third Bank agreed to further extend forbearance under the terms of its credit facility until August 31, 2010, and reduced the credit limit to Canadian $7.0 million, but made no further changes to the interest rate, which remained at U.S./Canadian Prime Rate plus 2.75%. A further extension until November 30, 2010 was to be granted if certain criteria were met. As of August 31, 2010, Fifth Third Bank agreed to further extend the forbearance until October 15, 2010 and, as the Merger was completed on such date, such forebearance was extended until January 13, 2011 (90 days after consummation of the Merger), but the credit limit was further reduced to $6.0 million, the interest rate was increased by 0.25% to U.S./Canadian Prime Rate plus 3.00%.

The current facility with Fifth Third is now effectively a demand facility, which means that Fifth Third may demand repayment of outstanding amounts at any time. Although CSI has no reason to believe that Fifth Third will not continue to extend credit to CSI on the terms set out in the forbearance agreement, or agree to modifications to the terms to extend the forbearance should the need arise, there is no guarantee that Fifth Third will do so. As such, if the forbearance agreement is not renewed by the time CSI is able to establish a new line of credit, CSI’s bank lender may move to exercise remedies that would materially adversely affect CSI and its business. These remedies would include setting off against the outstanding bank debt proceeds of its accounts receivable, the bank directing accounts receivable to be paid to it, the inability to make further borrowings under the credit agreement, and the seizure or sale of CSI’s equipment, inventory and general intangibles. These remedies would have a material adverse effect on CSI.
For further information regarding CSI’s credit agreement with Fifth Third Bank, see Note 8 to CSI’s Annual Consolidated Financial Statements appearing in the Registration Statement and Note 3 to CSI’s Interim Condensed Consolidated Financial Statements appearing elsewhere in this current report on Form 8-K.
Secured convertible notes
In June 2010, pursuant to the terms of its capital raise (discussed above under “Recent Developments — Capital Raise”), CSI agreed to issue up to $4 million of secured convertible notes, $2 million of which were issued as of September 30, 2010. The secured convertible notes, as amended, bore interest at a rate of 8% per annum, provided for a maturity date of August 2, 2010, and were secured by a subordinated lien on CSI’s assets, but were subordinated to Fifth Third Bank. Under the terms of the secured convertible notes, because the necessary shareholder approvals were received at the special meeting of CSI’s shareholders on October 12, 2010 to permit conversion thereof, CSI issued the remaining $2.0 million of secured convertible notes immediately prior to the Merger and all $4.0 million of secured convertible notes converted into newly created “Class B” common stock immediately prior to the Merger such that at the effective time of the Merger, this group of accredited investors received approximately 66% of the shares of common stock being issued by Clean Diesel to CSI shareholders in the Merger. This group of accredited investors did not receive any of the warrants issued by Clean Diesel to CSI shareholders in the Merger in exchange for their shares of “Class B” common stock. There are no longer any secured convertible notes issued and outstanding.
The secured convertible notes contained two embedded financial instruments that required separate accounting at September 30, 2010: the premium redemption feature (the penalty premium under default) and the contingent equity forward (the $2.0 million the noteholders committed to fund immediately prior to the Merger). The accounting for these and their impact on the book value of the convertible notes is discussed in Note 3 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this current report on Form 8-K.
The secured convertible notes included a beneficial conversion feature totaling $0.7 million that was contingent on the approval by CSI’s shareholders of certain amendments to CSI’s Articles of Incorporation. As the related amendments were approved on October 12, 2010, the beneficial conversion feature will be recorded as additional non-cash interest expense in the three months ended December 31, 2010.
CSI recorded the initial value of the embedded financial instruments as a discount to the face value of the secured convertible notes and amortized it using the effective interest method through the original maturity date of the secured convertible notes, which was August 2, 2010. CSI then re-measured the embedded financial instruments at fair value at the end of the reporting period with recorded changes in fair value in other income (expense). At September 30, 2010 the fair value of the embedded financial instruments were $1.6 million.

Consideration payable
On October 20, 2010, CSI and the seller under the Applied Utility Systems Asset Purchase Agreement dated August 28, 2006 reached a settlement that ends all outstanding litigation and arbitration claims between such seller and CSI. On October 22, 2010, CSI made an initial payment to the seller of $1.5 million, pursuant to such settlement agreement. CSI is obligated to make eight subsequent payments of $250,000 each on December 31, April 30, July 31 and September 30, commencing December 31, 2010 and ending September 30, 2012, for an aggregate of $2.0 million. Under the settlement agreement, the seller may record a Uniform Commercial Code-1 (“UCC-1”) financing statement securing the subsequent payment obligations, which shall be subordinated to all existing liens against CSI’s assets and, subject to CSI not being in default with respect to the subsequent payment obligations, shall be subordinated to any new financing obtained by CSI or its affiliates. Details of the settlement, including the discount that CSI would receive for early prepayment, are included in a current report on Form 8-K filed by Clean Diesel with the Securities and Exchange Commission on October 21, 2010. For more information relating to this dispute, see Note 11 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this current report on Form 8-K.
Off-Balance Sheet Arrangements
As of September 30, 2010 and December 31, 2009, CSI had no off-balance sheet arrangements.
Commitments and Contingencies
As of September 30, 2010 and December 31, 2009, other than office leases and employment agreements with key executive officers, CSI had no material commitments other than the liabilities reflected in CSI’s Annual Consolidated Financial Statements and Interim Condensed Consolidated Financial Statements.
Related-Party Transactions
In June 2010, CSI agreed to issue up to $4 million of secured convertible notes to a group of accredited investors (see “Recent Developments—Capital Raise”). RockPort Capital Partners subscribed for a portion of the secured convertible notes as part of the capital raise. One of the members of CSI’s Board of Directors, Mr. Alexander (“Hap”) Ellis, III, is a partner of RockPort Capital Partners. At the effective time of the Merger, Mr. Ellis was appointed to the Board of Directors of Clean Diesel and resigned from the Board of CSI. Following the Merger, RockPort Capital Partners is a significant shareholder of Clean Diesel.
As part of the $4.0 million capital raise, CSI agreed to pay the accrued director fees as of December 31, 2009, which amounted to $0.4 million, in a combination of common stock and $0.1 million of cash. These fees were paid on October 15, 2010 immediately prior to the Merger.